Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	January 19, 2017
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 4th QUARTER RESULTS

OAKDALE, CA − Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank (the “Bank”), reported today unaudited consolidated financial results for the fourth quarter and year ended December 31, 2016. For the three months ended December 31, 2016, consolidated net income was $2,322,000, or $0.29 per diluted share, as compared to $1,930,000, or $0.24 per diluted share, for the prior quarter and $490,000, or $0.06 per diluted share for the same period a year ago.

Consolidated net income for the year ended December 31, 2016 totaled $7,665,000, or $0.95 per diluted share, representing an increase of 56.2% compared to $4,908,000, or $0.61 per diluted share for 2015. The increase to net income compared to the prior year is mainly due to merger related expenses of $1.97 million recorded during 2015 and the additional earnings recorded in 2016 from the acquisition of Mother Lode Bank, combined with increased net interest income from organic loan growth of $69.5 million during 2016.

Net interest income was $8,049,000 and $31,526,000 for the three and twelve months ended December 31, 2016, respectively, compared to $7,829,000 during the prior quarter, $6,647,000 for the fourth quarter of 2015 and $25,402,000 for the year ended December 31, 2015. The increase from prior periods is the result of strong loan production which is driving net interest income in spite of margin pressures. The Company’s net interest margin for the three months ended December 31, 2016 was 3.68%, compared to 3.73% for the prior quarter and 3.62% for the same period last year. Net interest margin for the year ended 2016 was 3.81% compared to 3.66% in 2015.

Non-interest expense for the three and twelve months ended December 31, 2016 totaled $6,017,000 and $24,315,000, respectively, compared to $5,924,000 during the prior quarter, $7,085,000 for the fourth quarter of 2015 and $22,676,000 for the year ended December 31, 2015. The increase compared to prior periods is primarily due to overhead from our new Sonora branch opened in December 2015 and overall higher servicing costs on our growing deposit and loan portfolios. Compared to the fourth quarter of 2015, these overhead increases were offset by the previously mentioned merger related expenses recorded in 2015.

Non-interest income for the three and twelve months ended December 31, 2016 totaled $1,242,000 and $4,412,000, respectively, compared to $1,077,000 during the prior quarter, $962,000 for the fourth quarter of 2015 and $4,110,000 for the year ended December 31, 2015. The increase compared to prior periods is the result of increased transaction related fees and service charges associated with the increased number of deposit accounts.

Total assets were $1.0 billion at December 31, 2016, an increase of $54.4 million over September 30, 2016 and $104.4 million over December 31, 2015. Gross loans were $610.9 million as of December 31, 2016, an increase of $8.4 million over September 30, 2016, and an increase of $69.9 million over December 31, 2015. The Company’s total deposits were $914.1 million as of December 31, 2016, an increase of $54.3 million over September 30, 2016, and an increase of $99.4 million over December 31, 2015.

“Oak Valley’s 25 year anniversary ended with the Company reaching $1 billion in assets. My appreciation goes out to our loyal customers, shareholders and employees for their support in hitting this impressive milestone,” stated Chris Courtney, President and CEO of the Company and the Bank. “Organic growth and benefits related to the Mother Lode acquisition continue to perform above expectations as evidenced by the strong earnings reported for 2016. After absorbing initial merger expenses in 2015, we have benefited from our expanded customer base and we look forward to continued accretion in the years to come.”

Non-performing assets as of December 31, 2016 were $4,247,000, or 0.42% of total assets, compared to $4,099,000, or 0.43% as of September 30, 2016, and $7,882,000, or 0.88% at December 31, 2015.  The increase in non-performing assets during the fourth quarter is due to a protective advance of $419,000 on an impaired loan to preserve the value of the collateral, which was partially offset by a residential land property sale that had a book value of $275,000. The loan growth slightly outpaced the provision for loan loss of $69,000 during the fourth quarter, thus decreasing the allowance for loan losses to 1.28% of gross loans at December 31, 2016 compared to 1.29% at September 30, 2016 and 1.36% at December 31, 2015.

Oak Valley Bancorp operates Oak Valley Community Bank & Eastern Sierra Community Bank, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 16 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
Selected Quarterly Operating Data:	2016	2016	2016	2016	2015

Net interest income	$8,049	$7,829	$8,106	$7,542	$6,647
Provision for loan losses	69	90	125	200	-
Non-interest income	1,242	1,077	1,056	1,037	962
Non-interest expense	6,017	5,924	6,187	6,187	7,085
Net income before income taxes	3,205	2,892	2,850	2,192	524
Provision for income taxes	883	962	946	683	34
Net income	$2,322	$1,930	$1,904	$1,509	$490

Earnings per common share - basic	$0.29	$0.24	$0.24	$0.19	$0.06
Earnings per common share - diluted	$0.29	$0.24	$0.24	$0.19	$0.06
Dividends paid per common share	$-	$0.12	$-	$0.120	$-
Return on average common equity	11.07%	9.28%	9.48%	7.68%	2.49%
Return on average assets	0.95%	0.82%	0.85%	0.67%	0.24%
Net interest margin (1)	3.68%	3.73%	4.03%	3.76%	3.62%
Efficiency ratio (2)	56.44%	62.08%	62.48%	67.46%	66.65%

Capital - Period End
Book value per common share	$10.19	$10.24	$10.14	$9.76	$9.69

Credit Quality - Period End
Nonperforming assets/ total assets	0.42%	0.43%	0.42%	0.97%	0.88%
Loan loss reserve/ gross loans	1.28%	1.29%	1.32%	1.33%	1.36%

Period End Balance Sheet
($ in thousands)
Total assets	$1,001,423	$947,017	$925,635	$905,750	$897,038
Gross loans	610,949	602,569	579,774	568,227	541,032
Nonperforming assets	4,247	4,099	3,884	8,763	7,882
Allowance for loan losses	7,832	7,767	7,680	7,557	7,356
Deposits	914,093	859,756	838,458	822,440	814,691
Common equity	82,450	82,858	81,993	78,960	78,263

Non-Financial Data
Full-time equivalent staff	163	158	158	164	158
Number of banking offices	16	16	16	16	16

Common Shares outstanding
Period end	8,088,455	8,093,555	8,088,155	8,088,155	8,078,155
Period average - basic	8,032,380	8,030,782	8,028,332	8,008,602	7,996,644
Period average - diluted	8,066,575	8,063,381	8,060,464	8,051,776	8,045,090

Market Ratios
Stock Price	$12.55	$10.20	$9.75	$9.27	$10.40
Price/Earnings	10.94	10.70	10.25	12.27	42.78
Price/Book	1.23	1.00	0.96	0.95	1.07

	Year Ended December 31,
($ in thousands, except per share)	2016	2015

Net interest income	$31,526	$25,402
Provision for (reversal of) loan losses	484	(125)
Non-interest income	4,412	4,110
Non-interest expense	24,315	22,676
Net income before income taxes	11,139	6,961
Provision for income taxes	3,474	2,053
Net income	$7,665	$4,908

Earnings per common share - basic	$0.95	$0.61
Earnings per common share - diluted	$0.95	$0.61
Dividends paid per common share	$0.24	$0.21
Return on average common equity	9.43%	6.41%
Return on average assets	0.83%	0.63%
Net interest margin (1)	3.81%	3.66%
Efficiency ratio (2)	62.01%	68.07%

Capital - Period End
Book value per common share	$10.19	$9.69

Credit Quality - Period End
Nonperforming assets/ total assets	0.42%	0.88%
Loan loss reserve/ gross loans	1.28%	1.36%

Period End Balance Sheet
($ in thousands)
Total assets	$1,001,423	$897,038
Gross loans	610,949	541,032
Nonperforming assets	4,247	7,882
Allowance for loan losses	7,832	7,356
Deposits	914,093	814,691
Common equity	82,450	78,263

Non-Financial Data
Full-time equivalent staff	163	158
Number of banking offices	16	16

Common Shares outstanding
Period end	8,088,455	8,078,155
Period average - basic	8,047,046	7,989,088
Period average - diluted	8,082,657	8,036,845

Market Ratios
Stock Price	$12.55	$10.40
Price/Earnings	13.18	16.93
Price/Book	1.23	1.07

(1) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.
(2) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%, and a marginal federal/state combined tax rate of 41.15% for applicable revenue.